Exhibit 99.1

CMR Mortgage Fund II, LLC

April 2008

California Mortgage and Realty, Inc.	62 First Street, Fourth Floor
Commercial Real Estate Financing Since 1958	San Francisco, California 94105
Manager of the CMR Mortgage Funds	Telephone (415) 974-1100 Fax 974-1143

BULLETIN

Dear Investors:

No cash distributions will be paid by the Fund in April because of competing needs for the available cash.  Any earnings – whether you elect to receive distributions in cash or reinvest – will be posted to your capital account.  Now to explain ...

It is a cash flow problem.  Not enough cash to handle requirements.  The March distributions were delayed for the same reason.  We cannot assure you that cash distributions will be paid in May.  Best to plan against it.  CMR continues to pursue the collection of the amounts outstanding and/or to sell Promissory Notes in the portfolio to meet the needs of the Fund to service senior liens, meet the expenses, and make the distributions.

Redemptions are obviously suspended, too.  We intend to address these topics in the April newsletter.

Looking back, the last significant discretionary capital events (that is, spending of Fund money) were to honor redemption requests in December as reported in the January newsletter.  Since then, earnings declined, the payoff drought continues, and the real choices are between paying senior liens, paying expenses or making distributions.  (The Offering Circular is clear that redemptions come behind these.)  And the Manager can do (or should be expected to do) only so much.  In the past sixteen months, the CMR Mortgage Funds redeemed over $30 million in Member’s Capital to investors (compared to 10% stated in the Operating Agreement) and paid the target return (or higher) for all periods 2007 and prior.  We highlight the achievement to set the stage for this:

First, the Manager’s servicing income dropped as sharply as your interest earnings this year, and its origination fees declined due to a lack of cash to fund new loans.  Also, as reported in recent newsletters, the Manager subordinated most or all of its management fees in January and February after committing very large sums at the end of December to support your 2007 earnings by buying defaulted loans and foreclosed properties and absorbing expenses otherwise payable by the funds.  The Manager must now service the debt it assumed and pay other expenses on these loans and properties.  Such extensive, expensive assistance is not only at the Manager’s sole discretion but also impacts the Manager’s ability to manage its own affairs, limits its capacity to provide further assistance, and increases the Manager’s liabilities to the Funds (largely for buying defaulted loans and foreclosed properties to protect and support your income).

We intend to provide an update and outlook on distributions in the April newsletter shortly.

Please bear with us for now.

Sincerely,

Craig Raymond
Senior Vice President